Adamis Pharmaceuticals Corporation 8-K
Exhibit 99.1

Adamis Pharmaceuticals Announces Pricing of Public Offering of 3,720,000
Shares of Common Stock, Listing on NASDAQ, Reverse Stock Split

San Diego, California – December 13, 2013 – Adamis Pharmaceuticals Corporation (NASDAQ: ADMP) today announced the pricing of an underwritten public offering of 3,720,000 shares of common stock at an offering price of $5.95 per share.  The gross proceeds to Adamis from this offering are expected to be approximately $22,134,000, before deducting underwriting discounts and commissions and other estimated offering expenses.  All of the shares in the offering are being sold by Adamis.  The offering is expected to close on December 18, 2013, subject to customary closing conditions.  In connection with the offering, Adamis has completed a 1-for-17 reverse stock split of its common stock which is effective as of December 13, 2013.  The common stock began trading, on a split-adjusted basis, on The NASDAQ Capital Market under the symbol ‘‘ADMP’’ on December 13, 2013.  In connection with its listing on The NASDAQ Capital Market, the company’s common stock will cease trading on the OTC QB.

CRT Capital Group, LLC is acting as sole book-running manager for the offering, and Newport Coast Securities, Inc. is acting as co-manager of the offering.  Adamis has granted the representative of the underwriters a 30-day option to purchase up to a maximum of 558,000 additional shares of common stock from Adamis to cover over-allotments, if any.

Adamis intends to use approximately $7 million of the net proceeds from the offering to make the final payment to acquire the assets relating to the Taper dry powder inhaler technology pursuant to an agreement that the company entered into earlier this year.  An additional approximately $7.2 million of the net proceeds are also expected to be used to pay in full all amounts owed under unconverted convertible promissory notes that were issued in a private placement financing transaction in June 2013.  Remaining net proceeds are expected to be used to fund the filing and launch of the Epinephrine PFS product candidate, fund clinical trials, and for working capital and general corporate purposes, including payment of outstanding obligations and indebtedness.

A registration statement on Form S-1 relating to the shares of common stock offered by the company was filed with the Securities and Exchange Commission and is effective.  A preliminary prospectus relating to the offering has been filed with the SEC and is available on the SEC’s web site at http://www.sec.gov. Copies of the final prospectus relating to the offering, when available, may be obtained from CRT Capital Group LLC, 262 Harbor Drive, Stamford, CT 06902, or from the above-mentioned SEC website.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, these securities, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale is not permitted.

About Adamis Pharmaceuticals Corporation

Adamis Pharmaceuticals Corporation is a biopharmaceutical company engaged in the development and commercialization of specialty pharmaceutical and biotechnology products in the therapeutic areas of respiratory disease, allergy, oncology and immunology.  The company’s current specialty pharmaceutical product candidates include the Epinephrine Injection PFS syringe product for use in the emergency treatment of anaphylaxis, APC-1000 and APC-5000 for the treatment of asthma and chronic obstructive pulmonary disease, and APC-3000, an HFA inhaled nasal steroid product for the treatment of allergic rhinitis. The company's vaccine product candidates and cancer drug product candidates under research and development include TeloB-VAX, a cell-based therapeutic cancer vaccine and three drugs, APC-100, APC-200, and APC-300, for the treatment of prostate cancer.

Adamis Contacts

Mark Flather
Director, Investor Relations &
Corporate Communications
Adamis Pharmaceuticals Corporation
(858) 412-7951
mflather@adamispharma.com